Investor Contacts:
Alex Wellins or Molly Plyler
The Blueshirt Group, for Napster
(415) 217-7722
alex@blueshirtgroup.com; molly@blueshirtgroup.com

Media Contact:
Jeff Fox
The Blueshirt Group, for Napster
(415) 828-8298
jeff@blueshirtgroup.com

NAPSTER TO DELIVER RECORD REVENUES OF $127 MILLION IN FISCAL 2008 AND FOURTH CONSECUTIVE QUARTER OF POSITIVE CASH FLOW

LOS ANGELES, Calif. - April 3, 2008 - Napster (NASDAQ: NAPS) today provided a preliminary outlook for its fiscal fourth quarter and year ended March 31, 2008. Napster expects that revenue for the fourth quarter of fiscal 2008 will be approximately $31 million. This is at the high end of the company’s prior guidance range, resulting in expected record revenue for fiscal 2008 of approximately $127 million. Napster also advised that the fourth fiscal quarter generated positive cash flow and is the fourth consecutive quarter of cash flow positive results for the company. Napster further announced that its worldwide subscriber base increased to approximately 760,000 as of March 31, 2008.

According to Mark Kirstein, a former analyst at In-Stat and iSuppli, and currently head of MultiMedia Intelligence, Napster’s revenues put it into the top three digital music companies in the industry with revenues in excess of $100 million, well ahead of competitors such as Amazon, Zune Marketplace and eMusic.

“We are pleased to have delivered solid year over year revenue growth of 14% as well as positive cash flow throughout fiscal 2008,” said Napster’s Chairman and CEO Chris Gorog. “Our recently announced win for Napster Mobile with O2 UK continues to expand our global footprint by adding a significant new wireless carrier with more than 18 million subscribers in the UK. Last week’s news that AT&T plans to make Napster Mobile available to more than 12 million customers beginning this summer is another positive development for our service. Given the recent launches with world class mobile carriers in the United Kingdom (O2 UK), Italy (Telecom Italia) and Chile (Entel), Napster Mobile is now available to more than 214 million customers of these carriers in eight countries.

“We are also pleased to confirm that the rollout of our MP3 initiative is on track for the first half of calendar 2008. This effort is expected to dramatically expand the available market for Napster's download sales to virtually any MP3 player or music phone, including the popular iPod and iPhone. We are beginning to see the long anticipated increases in available compatible devices that we expect to fuel our fiscal 2009 growth,” concluded Gorog.

About Napster

Napster, the pioneer of digital music, offers the ultimate in interactive music experiences, creating better ways to discover, share, acquire and enjoy music -- anytime, anywhere. The Company's offerings include "Napster" (www.Napster.com <http://www.napster.com/> ) -- the most popular on-demand music subscription service in the world; "Freenapster" (www.freenapster.com <http://www.freenapster.com/> ) -- a unique Web experience offering free on demand music legally; and "Napster Mobile" -- one of the industry's fastest growing mobile music platforms. Headquartered in Los Angeles, Napster's services are available in markets across the Americas, Europe and Japan.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties such as our limited operating history; failure to develop new products and services; flaws inherent in our products or services; decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; the adoption rate of mobile platforms as a method of digital music purchase, including the rate of adoption of music-enabled cell phones compatible with the Company’s service offerings; intense and varied competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on February 6, 2008, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright (C) 2008 Napster, LLC. All rights reserved. Napster is a registered trademark of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.